Exhibit 99.1

KalVista Pharmaceuticals Reports Fiscal Third Quarter Results

– Continuing to Develop a Portfolio of Oral Plasma Kallikrein Inhibitors for HAE –

– Intravitreal DME Program Remains on Track for Phase 2 in 2017 –

– Company Expects to be Well-Funded Through Data Inflection Points –

Cambridge, MA, USA and Porton Down, UK. March 16, 2017 – KalVista Pharmaceuticals, Inc. (NASDAQ: KALV), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors, today reported financial results for the third quarter ended January 31, 2017 and recent business highlights.

“In the fiscal third quarter KalVista continued our work of developing a portfolio of small molecule plasma kallikrein inhibitors for treatment of hereditary angioedema (HAE) and diabetic macular edema (DME),” said Andrew Crockett, Chief Executive Officer of KalVista. “We are executing the first-in-human study of KVD818, our first oral plasma kallikrein inhibitor. We remain committed to our portfolio approach in development of a best-in-class oral therapy for HAE and have multiple additional preclinical candidates moving forward in IND-enabling studies. Additionally, we continue to plan a Phase 2 clinical trial for our intravitreal program, KVD001, in DME later this year. We anticipate providing further information on the progress of KVD001, KVD818 and our other programs early in the third quarter. With our quarter end cash balance of over $33 million, we remain well-funded to execute on these discovery and development activities and bring our programs to significant data points.”

Third Quarter and Recent Business Highlights:

•	Closed merger with Carbylan Therapeutics, Inc. on November 21, 2016, becoming Nasdaq listed under the ticker symbol “KALV”.

•	Built out management team with key hires Benjamin L. Palleiko as Chief Financial Officer, Edward P. Feener, Ph.D. as Chief Scientific Officer and, subsequent to the end of the quarter, Andreas Maetzel, M.D., M.Sc., Ph.D. as Senior Vice President, Medical. Mr. Palleiko has over twenty years of experience in the industry, as both a senior life sciences investment banker and Chief Financial Officer of several public and private life sciences companies. Dr. Feener is a scientific co-founder of KalVista and a recognized authority on plasma kallikrein. His laboratory at the Joslin Diabetes Center has made groundbreaking discoveries on the role of plasma kallikrein in vascular disorders and was the first to identify plasma kallikrein as a potential therapeutic target for diabetic macular edema. Dr. Maetzel joined the company in March, bringing extensive experience in the field of HAE drug development.

Fiscal Third Quarter Financial Results:

•	Revenue: Revenue was $0.2 million for the three months ended January 31, 2017, compared to $0.3 million for the same period in 2016. Revenue in both periods consisted primarily of payments under the terms of a research and development grant.

•	R&D Expenses: Research and development expenses were $3.3 million for the three months ended January 31, 2017, compared to $3.6 million for the same period in 2016. The decline in R&D expense primarily reflects the impact of exchange rates on the costs of the Company’s scientific operations in the U.K. On a constant currency basis, overall R&D expenses increased slightly as a result of the addition of research personnel in the U.S.

•	G&A Expenses: General and administrative expenses were $5.0 million for the three months ended January 31, 2017, compared to $0.5 million for the same period in 2016. This was primarily due to costs associated with the share purchase transaction completed in November 2016 and additional payroll costs and other expenses as we expand the management team and other key positions, and incur costs associated with operations as a public company.

•	Net Loss: Net loss was $7.6 million, or $1.03 per basic and diluted share for the three months ended January 31, 2017, compared to a net loss of $2.0 million, or $4.85 per basic and diluted share, for the same period in 2016. This change was primarily due to costs associated with the share purchase transaction completed in November 2016 and additional payroll costs and other expenses as we expand the management team and other key positions, and incur costs associated with operations as a public company.

•	Cash: Cash and cash equivalents were $33.5 million as of January 31, 2017.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a pharmaceuticals company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet need. The initial focus is on inhibitors of plasma kallikrein, which is an important component of the body’s inflammatory response, and which in excess can lead to increased vascular permeability, edema and inflammation. KalVista has developed a proprietary portfolio of novel, small molecule plasma kallikrein inhibitors initially targeting hereditary angioedema (HAE) and diabetic macular edema (DME). The Company has created a structurally diverse portfolio of oral plasma kallikrein inhibitors from which it plans to select multiple drug candidates to advance into clinical trials for HAE. The first of this planned portfolio of programs, KVD818, is currently in a first-in-human study that commenced in the second half of 2016, and additional program candidates are in preclinical development. KalVista’s most advanced program, an intravitreally administered plasma kallikrein inhibitor known as KVD001, has successfully completed its first-in-human study in patients with DME and is being prepared for Phase 2 studies in 2017.

For more information, please visit www.KalVista.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, available funding and future clinical trial timing and results. Further information on potential risk factors that could affect our business and its financial results are detailed in the definitive proxy statement filed on October 28, 2016, our most recent Quarterly Report on Form 10-Q, and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

KalVista Pharmaceuticals, Inc.

Leah Monteiro, Corporate Communications & Investor Relations

857-999-0808

lmm@KalVista.com

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